EXHIBIT 4.1
BLOCK FINANCIAL LLC
OFFICERS’ CERTIFICATE
     The undersigned, Becky S. Shulman, Senior Vice President and Treasurer of Block Financial LLC, a Delaware limited liability company (f/k/a Block Financial Corporation, the “Company”), and Bret G. Wilson, Secretary of the Company, do hereby certify that, pursuant to the Indenture, dated October 20, 1997 (the “Indenture”), among the Company, H&R Block, Inc. (“Block”) and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company) (“Deutsche Bank”), as supplemented by that certain First Supplemental Indenture, dated as of April 18, 2000, among the Company, Block, Deutsche Bank and The Bank of New York, as separate trustee under the Indenture in respect of the Company’s 8.50% Notes due 2007, a series of debt securities of the Company is hereby established with the terms set forth below. Unless otherwise defined herein, capitalized terms used herein have the meanings given thereto in the Indenture.
(1)	The title of the securities shall be “7.875% Notes due 2013” (the “Notes”).

(2)	Deutsche Bank has been appointed as the Trustee under the Indenture and as Registrar, paying agent, transfer agent and authenticating agent with respect to the Notes.

(3)	The aggregate principal amount of the Notes which may be initially authenticated and delivered under the Indenture with respect to this series of Notes shall be initially limited to a maximum of $600,000,000, subject to the right of the Company to issue additional principal amount of the Notes of this series at any time and from time to time.

(4)	The Stated Maturity of the Notes is January 15, 2013.

(5)	The Notes shall bear interest at the rate of 7.875% per annum (the “Original Interest Rate”), which interest shall accrue from January 11, 2008, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, on the Notes until their principal is paid. Interest shall be payable semi-annually on January 15 and July 15 (each an “Interest Payment Date”), commencing on July 15, 2008, to Holders of record at the close of business on the December 31 or June 30, respectively, next preceding each such Interest Payment Date, whether or not a business day.

(6)	The Company hereby designates as Places of Payment for the Notes (i) the principal corporate trust office of Deutsche Bank in the Borough of Manhattan, The City of New York, New York, or (ii) any other banking institution hereafter selected by the officers of the Company. Such Place of Payment shall also be (a) where the Notes may be presented for registration of transfer or exchange, (b) where notices and demands to or upon the Company in respect of the Notes or the Indenture may be made or served and (c) where the Notes may be presented for payment of principal and interest.

(7)	The Notes are approved in the form attached hereto as Exhibit A and shall be issued upon original issuance in whole in the form of book-entry Global Securities, and the Depositary shall be The Depository Trust Company, New York, New York. Such Global

Securities shall bear the legends set forth in the form of Note attached as Exhibit A hereto.
(8)	In addition to the circumstances specified in Section 2.15(c)(i) and (ii) of the Indenture, the Global Securities may be exchanged for individual Notes in definitive registered form if an Event of Default has occurred and is continuing.

(9)	The Company may redeem the Notes at any time prior to maturity in whole, or in part, at a redemption price equal to the greater of:
(a)	100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date, or

(b)	the sum of the present values of the remaining principal amount and scheduled payments of interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 70 basis points plus accrued interest to the redemption date.
The redemption price shall be calculated assuming a 360-day year consisting of twelve 30-day months.
For purposes of the Notes:
     “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
     “Comparable Treasury Price” means, with respect to any redemption date:
(x)	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

(y)	if the Trustee obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee in consultation with the Company.
     “Reference Treasury Dealer” means (a) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and HSBC Securities (USA) Inc. and their respective successors, unless any of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer selected by the Company.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.
     Notice of any redemption shall be given at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Notices of redemption may not be conditional. Unless there exists a default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or portions of the Notes called for redemption.
     If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate; provided, however, that, so long as the Notes are held in book-entry form, the Notes shall be selected for redemption in accordance with the Depositary’s then-current practice.
(10)	Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless the Company has exercised its right to redeem the Notes pursuant to paragraph (9) hereof, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes as provided herein (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, on such Notes to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall send, by first class mail, a notice to each Holder of Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:
(i)	a description of the transaction or transactions that constitute such Change of Control Triggering Event;

(ii)	that the Change of Control Offer is being made pursuant to this paragraph (10) and that all Notes validly tendered will be accepted for payment;

(iii)	the Change of Control Payment and the date on which the Change of Control Payment will be made (the “Change of Control Payment Date”), which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law;

(iv)	that any Note not tendered will continue to accrue interest;

(v)	that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date unless the Company shall default in the Change of Control Payment and the only remaining right of the Holder thereof is to receive the Change of Control Payment upon surrender of such Note to the paying agent;

(vi)	that Holders of the Notes electing to have a portion of a Note purchased pursuant to the Change of Control Offer may only elect to have such Note purchased in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof;

(vii)	that if a Holder of Notes elects to have such Notes purchased pursuant to the Change of Control Offer it will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, or transfer by book-entry transfer, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(viii)	that a Holder of Notes will be entitled to withdraw its election if the Company receives, not later than the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Notes purchased; and

(ix)	that if Notes are purchased only in part a new Note of the same type will be issued in a principal amount equal to the unpurchased portion of the Notes surrendered.
     On the Change of Control Payment Date, the Company shall, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (c) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The paying agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee, upon receipt of an order from the Company, shall promptly authenticate and mail (or cause to be transferred by book entry) to such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any, in denominations as set forth in the Indenture.
     The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other applicable securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with this paragraph (10), the Company and Block will comply with the applicable securities laws and regulations and will not be deemed to have breached its or their obligations under this paragraph (10) by virtue of such conflicts.
     For purposes of the Notes:
     “Below Investment Grade Rating Event” means the ratings on the Notes are lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee or the Company in writing at the Trustee’s or the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
     “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.
     “Change of Control” means the occurrence of any of the following:
   (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Block’s properties or assets and of

Block’s Subsidiaries’ properties or assets taken as a whole to any Person or group of related “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (a “Group”) other than the Company or Block or one of their Subsidiaries;
   (b) the adoption of a plan relating to liquidation or dissolution of Block;
   (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s or Block’s Voting Stock; or
   (d) the first day on which a majority of the members of the board of directors of Block are not Continuing Directors.
     Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (i) Block becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) immediately following that transaction, (A) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of Block’s Voting Stock immediately prior to that transaction or (B) no Person or Group is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
     “Continuing Director” means, as of any date of determination, any member of the board of directors of Block who (i) was a member of the board of directors of Block on the date of the issuance of the Notes or (ii) was nominated for election, elected or appointed to Block’s board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors of Block at the time of such nomination, election or appointment (either by a specific vote or by approval of Block’s proxy statement in which such member was named as a nominee for election as a director).
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
     “Moody’s” means Moody’s Investors Service, Inc. or its successor.
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

     “Rating Agencies” means (i) each of Moody’s and S&P and (ii) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s or Block’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Block (as certified by a resolution of the board of directors of Block) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor.
     “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.
(11)	Unless a Change of Control Triggering Event has occurred, the Holders of the Notes shall not have the right to demand repayment of the Notes prior to maturity.

(12)	The interest rate payable on the Notes shall be subject to adjustments from time to time if either Moody’s or S&P downgrades (or subsequently upgrades) the debt rating assigned to the Notes, as set forth below.
     If the rating from Moody’s of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes shall increase from the Original Interest Rate by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%
     If the rating from S&P of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes shall increase from the Original Interest Rate by the percentage set forth opposite that rating:

Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

     Notwithstanding the foregoing, if at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P, as the case may be, subsequently increases its rating of the Notes to any of the threshold ratings set forth in the tables above, the interest rate on the Notes shall be decreased such that the interest rate for the Notes equals the Original Interest Rate plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s subsequently increases its rating of the Notes to Baa3 or higher and S&P increases its rating to BBB- or higher the interest rate on the Notes shall be decreased to the Original Interest Rate.
     Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Notes be reduced to below the Original Interest Rate or (2) the total increase in the interest rate on the Notes exceed 2.00% above the Original Interest Rate.
     If either Moody’s or S&P ceases to provide a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the Notes shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating of the Notes, the interest rate on the Notes shall increase to, or remain at, as the case may be, 2.00% above the Original Interest Rate.
     Any interest rate increase or decrease described above shall take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.
     The interest rate on the Notes shall permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) and, if applicable, shall be decreased to the interest rate payable on the Notes on the date of their issuance, if the Notes become rated A3 and BBB or higher by Moody’s and S&P, respectively (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by each of the rating agencies.
(13)	The Notes shall be general unsecured obligations of the Company and shall rank equal in right of payment, on a pari passu basis, with all of its other existing and future unsecured and unsubordinated senior indebtedness. The Notes shall be fully and unconditionally guaranteed on a senior unsecured basis by Block. The guarantee shall rank equal in right of payment, on a pari passu basis, with all of Block’s existing and future unsecured and unsubordinated senior indebtedness and guarantees.

(14)	The Notes shall not be subject to any sinking fund requirement.

(15)	Section 4.10 of the Indenture with respect to the Notes shall be replaced with the following:
Limitation on Liens. Unless Block contemporaneously secures the Notes equally and ratably with (or prior to) such obligation, Block shall not, and shall not permit any of its Subsidiaries to create or permit to exist any Lien on any Principal Property, or any shares of stock or Indebtedness of any Restricted Subsidiary whether owned on the date of issuance of the Notes or thereafter acquired, securing any obligation except for:
(i)	Permitted Liens; or

(ii)	Liens securing Indebtedness if, after giving pro forma effect to the incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, all Indebtedness of Block and its Subsidiaries secured by Liens on any Principal Property (other than Permitted Liens), at the time of determination does not exceed the greater of $250,000,000 or 15% of the total consolidated stockholders’ equity of Block as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of Block.
(16)	The definition of “Credit Agreement “ in the Indenture with respect to the Notes shall be replaced with the following:
“Credit Agreements “ means each of the following, as supplemented, amended, modified, refinanced or replaced at any time from time to time:
(a)	Credit and Guarantee Agreement dated as of January 10, 2008 among HSBC Finance Corporation, as lender, Block Financial LLC, as borrower, and H&R Block, Inc.;

(b)	Amended and Restated Bridge Credit and Guarantee Agreement (HSBC) dated as of December 20, 2007, among Block Financial LLC, H&R Block, Inc. and HSBC Bank USA, National Association;

(c)	Amended and Restated Bridge Credit and Guarantee Agreement (BNPP) dated as of December 20, 2007, among Block Financial LLC, H&R Block, Inc., the lenders party thereto and BNP Paribas;

(d)	Amended and Restated Five-Year Credit and Guarantee Agreement dated as of August 10, 2005 among Block Financial Corporation, H&R Block, Inc., the lenders party thereto, Bank of America, N.A., HSBC Bank USA, National Association, Royal Bank of Scotland PLC, JPMorgan Chase Bank, N.A., and J.P Morgan Securities Inc.;

(e)	Five-Year Credit and Guarantee Agreement dated as of August 10, 2005 among Block Financial Corporation, H&R Block, Inc., the lenders party thereto, Bank of America, N.A., HSBC Bank USA, National Association, The Royal Bank of Scotland PLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities, Inc.;

(f)	Advances, Pledge and Security Agreement dated April 17, 2006, between H&R Block Bank and the Federal Home Loan Bank of Des Moines; and

(g)	The Servicing Advance Facility among Option One Mortgage Corporation, Greenwich Capital Financial Products, Inc. and The CIT Group/Business Credit, Inc.
(17)	The definition of “Permitted Lien” in the Indenture with respect to the Notes shall be replaced with the following:
“Permitted Liens” means, with respect to any Person,
(a)	Pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case Incurred in the ordinary course of business;

(b)	Liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, vendors’, workmen’s, operators’, factors and mechanics liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(c)	Liens for taxes, assessments and other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings;

(d)	Survey exceptions, encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(e)	Liens existing on or provided for under the terms of agreements existing on the the Issue Date (including, without limitation, under the Credit Agreements);

(f)	Liens on property at the time Block or any of its Subsidiaries acquired the property or the entity owning such property, including any acquisition by means of a merger or consolidation with or into the Company; provided, however, that any such Lien may not extend to any other property owned by Block or any of its Subsidiaries;

(g)	Liens on any Principal Property, or any shares of stock or Indebtedness of any Subsidiary, that Block or any Subsidiary acquires (including by way of merger or consolidation) after the date of the Indenture that are created contemporaneously with such acquisition, or within 24 months thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof;

(h)	Liens arising from, or in connection with, any securitization, sale or other transfer, or any financing, involving loans, servicing assets, securities, receivables or other financial assets (or, in each case, portions thereof, or participations therein) and/or, in each case, related rights and interests;

(i)	Liens securing a Hedging Obligation so long as such Hedging Obligation is of the type customarily entered into for the purpose of limiting risk;

(j)	Purchase Money Liens;

(k)	Liens securing only Indebtedness of a Subsidiary of Block to Block or one or more wholly owned Subsidiaries of Block;

(l)	Liens on any property to secure Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or Guaranteed by the United States, any state or any department, agency or instrumentality thereof;

(m)	Government Contract Liens;

(n)	Liens securing Indebtedness of joint ventures in which Block or a Subsidiary has an interest to the extent such Liens are on property or assets of such joint ventures;

(o)	Liens arising in connection with payables to brokers and dealers in the ordinary course of business;

(p)	Liens arising in connection with deposits and other liabilities incurred by banking and/or other financial services activities in the ordinary course of business;

(q)	Banker’s Liens, rights of setoff and other similar Liens existing solely with respect to bank accounts maintained by Block and its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained; provided that, unless the Liens are non-consensual and arise by operation of law, the Liens shall not secure (either directly or indirectly) the repayment of any Indebtedness;

(r)	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Block or any of its Subsidiaries;

(s)	legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment lien or attachment lien in aid of execution on a judgment);

(t)	any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto shall not, within sixty days after the entry thereof, have been discharged or fully bonded or shall not have been discharged within sixty days after the termination of any such bond;

(u)	any judgment Lien, unless the judgment it secures shall not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty days after the expiration of any such stay;

(v)	Liens to banks arising from the issuance of letters of credit issued by such banks;

(w)	Rights of a common owner of any interest in property held by such Person;

(x)	Any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect Block and its Subsidiaries taken as a whole; and

(y)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any indebtedness secured by any Lien referred to in the foregoing clauses (e) through (n); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the indebtedness described under clauses (e) through (j) at the time the original Lien became a Permitted Lien under this Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.
(18)	Section 4.08 of the Indenture (Maintenance of Properties) shall not be applicable to the Notes.

(19)	The only Events of Default with respect to the Notes shall be those listed in clauses (a) through (h) of Section 6.01 of the Indenture.

(20)	Section 10.01 of the Indenture with respect to the Notes shall be replaced with the following:
Consolidations and Mergers of the Company. Neither Block nor the Company shall consolidate with or merge with or into any Person, or convey, transfer or lease all or substantially all the assets of Block on a consolidated basis, unless:
(i)	either (a) the Company or Block shall be the continuing Person in the case of a merger or (b) the resulting, surviving or transferee entity if other than the Company (the “Successor Company”) shall be a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company and Block under the Notes according to their tenor, and this Indenture;

(ii)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary of Block as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default would occur or be continuing; and

(iii)	Block shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and each related supplemental Indenture, if any, complies with this Indenture.
(21)	The Notes shall be subject to Article XI of the Indenture (“Satisfaction and Discharge of Indenture; Defeasance; Unclaimed Moneys”).

(22)	The Notes will be issued in registered form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(23)	The initial public offering price of the Notes is 99.896% of the principal amount thereof, plus accrued interest, if any, from January 11, 2008;

(24)	The price to be received by the Company from the Underwriters pursuant to the Underwriting Agreement dated January 8, 2008 among the Company, Block, Merrill

Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and HSBC Securities (USA) Inc. for the Notes shall be 99.296% of the principal amount thereof;

(25)	In case of any conflict between this Certificate and the Notes in the form referred to in paragraph (7), the Notes shall control.
[signature page follows]

     IN WITNESS WHEREOF, I have signed my name as of this 11th day of January, 2008.
By: /s/ Becky S. Shulman
Name: Becky S. Shulman
Title: Senior Vice President and Treasurer
By: /s/ Bret G. Wilson
Name: Bret G. Wilson
Title: Secretary

Exhibit A
[Form of Note]